Contacts:
Investors & Media
EVC Group
Douglas Sherk, 415-652-9100
Jennifer Beugelmans, 415-896-6820

FOR IMMEDIATE RELEASE

OCULAR SCIENCES REPORTS SECOND QUARTER RESULTS

• Company to Merge with The Cooper Companies

• 2Q Conference Call Cancelled

• Cooper-Ocular Call Thursday, July 29, 9AM ET

CONCORD, CA, July 28, 2004—Ocular Sciences, Inc. (NASDAQ: OCLR) today announced second quarter net revenue of $83.3 million, up 9.4% (5.1% in constant currency) over the same period one year ago. Net income for the quarter was $9.6 million, or $0.37 per diluted share. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program announced in the fourth quarter of 2002, net income for the quarter was $11.6 million, or $0.45 per diluted share. The second quarter performance compares with net revenue of $76.1 million and net income of $4.2 million, or $0.17 per diluted share for the second quarter of 2003. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program, net income for the second quarter of 2003 was $8.3 million, or $0.34 per diluted share. Weighted average fully diluted shares were 25.8 million for the quarter ended June 30, 2004 compared with 24.1 million as for the year ago quarter.

     For the six month period ended June 30, 2004, Ocular Sciences reported net revenue of $163.9 million, up 11.6% (5.6% in constant currency) over the same period one year ago. Net income for the six month period was $15.6 million or $0.61 per diluted share. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program announced in the fourth quarter of 2002, net income for the six months ended June 30, 2004 was $20.3 million or $0.79 per diluted share. This six month performance compares with net revenue of $146.8 million and net income of $10.1 million or $0.42 per diluted share for the six month period ended June 30, 2003. Prior to the after-tax restructuring and related expenses associated with the manufacturing consolidation program, net income for the six month period ended June 30, 2003 was $15.2 million, or $0.63 per diluted share.

     The gross margin improved by 700 basis points from 52.3% in the second quarter last year to 59.3% this year. The successful execution of the manufacturing consolidation program was the primary factor behind this significant increase as during the quarter the Company sold a substantial amount of product that was manufactured utilizing the new Gen II manufacturing operations, especially in the specialty daily disposable category. For the remainder of 2004, the Company expects significant year over year gross margin improvement to be generated by this program. The full benefit of this program is expected to result in total manufacturing cost savings of $41 to $45 million next year, compared with the anticipated $20 million this year, and a further improvement in gross margins in 2005.

     Operating expenses as a percentage of revenue, before restructuring expenses, were 41.6% for quarter ended June 30, 2004, compared with 39.5% in the second quarter of last year and increased primarily due to increased investments in selling and marketing. Additionally, R&D expenses for the quarter increased 51% over last year as new product development efforts were expanded.

     These results led to a second quarter operating margin, before restructuring charges, of 17.8% and operating income of $14.8 million compared with an operating margin, before restructuring charges, of 12.9% and operating income of $9.8 million in the second quarter last year. Thus, despite increasing the investment in commercial activities and new product development, operating income, before restructuring charges, grew 51%, more than five times as fast as revenue. The Company’s second quarter operating margin as reported was 15.2% and operating income was $12.7 million compared with as reported operating margin of 7.9% and operating income of $6.0 million in the second quarter last year.

     The effective tax rate in 2004, before consideration of restructuring expenses, is estimated to be 22% compared with 19.5% last year. Year-to-date, net income before restructuring charges was $20.3 million, or $0.79 per diluted share, compared with $15.2 million, or $0.63 per diluted share last year and year-to-date weighted average fully diluted shares were up 6.6 percent.

     DSOs at the end of the second quarter were 64 days, a level comparable to a year ago. Inventory turnover was 2.0 times in the current quarter compared with 1.8 times during the second quarter a year ago. Inventories at June 30, 2004 were $10 million lower than a year ago despite our higher sales levels. Cash flow from operations during the first half of the year was $39 million compared with $28 million for the same period a year ago. The net cash position improved from $17 million at the beginning of the year to more than $48 million at the end of the quarter, and the Company had no drawdown of its credit facilities at June 30, 2004.

Guidance

     The Company’s expectation is for revenue growth of 7 to 8% on a constant currency basis in the second half of 2004. The Company’s growth rate in 2004 is based upon the experience in the second quarter with customers managing down their existing inventories in advance of the aspheric Biomedics 55 Premier launch. Gross margins in the second half of 2004 are expected to be approximately 60% and 2005 gross margins are expected to exceed 61%. The Company currently anticipates 2004 full year earnings, prior to the one-time manufacturing transition program costs, of $1.80 to $1.83 per diluted share. As the Company begins to look 2005, earnings per diluted share for the year is expected to exceed current consensus estimates.

     The Company expects to record $9 to $11 million in pre-tax charges for all of 2004 for costs related to the completion of the manufacturing consolidation program. This is a slight increase from prior estimates due to changes in exchange rates. After these charges are recorded, the program will be complete and no additional charges beyond 2004 are anticipated.

     The Company’s 2004 expectations do not reflect any impact from the definitive agreement signed with Cooper Companies that was announced today. This agreement will result in increased operating expenses until the transaction is completed, and may also have a material impact on the Company’s operating results.

Ocular to be Acquired by Cooper Companies

     As announced earlier today, Ocular has signed a Definitive Agreement to be acquired by The Cooper Companies (NYSE: COO) in a merger for stock and cash having a value of $44.00 per share. This value is based on the average closing share price of Cooper common stock over the ten trading days ended July 27, 2004 of $56.72. The total purchase price is approximately $1.2 billion, which represents a premium of approximately 17.7% to the closing price of Ocular Sciences common stock on July 27, 2004. The transaction, which is subject to various regulatory and shareholder approvals, is expected to close in the first quarter of Cooper’s 2005 fiscal year, which begins on November 1, 2004. A conference call and webcast to discuss the proposed transaction will be hosted by Cooper on Thursday, July 29 at 9 a.m. ET. The webcast can be accessed via Cooper’s website at www.coopercos.com and www.streetevents.com. To access the live call in the United States, dial 1-866-800-8649, conference ID#96035982. From outside the U.S., call 1-617-614-2703. A replay will be available at 1-888-286-8010 approximately one hour after the call ends and remain available for 30 days. Ocular’s conference call scheduled for 4:30 p.m. ET on Wednesday, July 28 has been cancelled.

Additional Information About The Merger And Where To Find It

The Cooper Companies, Inc. (“Cooper”) intends to file with the SEC a registration statement that will include a joint proxy statement/prospectus of Cooper and Ocular

Sciences, Inc. (“Ocular Sciences”), and other relevant materials in connection with the transaction. The joint proxy statement/prospectus will be mailed to the stockholders of Cooper and Ocular Sciences. Investors and security holders of Cooper and Ocular Sciences are urged to read the joint proxy statement/prospectus and the other relevant materials when they become available because they will contain important information about Cooper, Ocular Sciences and the transaction. The registration statement, joint proxy statement/prospectus and other relevant materials (when they become available), and any other documents filed by Cooper or Ocular Sciences with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Cooper by contacting Christine Bender (Investor Relations), The Cooper Companies, Inc., 21062 Bake Parkway, Suite 200, Lake Forest, CA 92630, (949) 597-4700, ir@coopercos.com. Investors and security holders may obtain free copies of the documents filed with the SEC by Ocular Sciences by contacting EVC Group, Inc., 90 New Montgomery Street, Suite 1001, San Francisco, CA 94105, 415-896-6820, ocularir@evcgroup.com.

Cooper, Ocular Sciences and their respective officers and directors may be deemed to be participants in the solicitation of proxies from their respective stockholders with respect to the transactions contemplated by the proposed merger. A description of the interests of the directors and executive officers of Cooper is set forth in Cooper’s proxy statement for its 2004 annual meeting, which was filed with the SEC on February 6, 2004. A description of the interests of the directors and executive officers of Ocular Sciences is set forth in Ocular Sciences’ proxy statement for its 2004 annual meeting, which was filed with the SEC on April 22, 2004. Investors and security holders may obtain additional information regarding the interests of such potential participants by reading the definitive proxy statement/ prospectus and the other relevant documents filed with the SEC when they become available.

Use of Non-GAAP Measures

     The Company believes that non-GAAP measures of operating expenses, net income and earnings per share before restructuring and other charges are appropriate measures for evaluating the operating performance of the Company because this information provides investors and others with a measure of operating results without regard to the restructuring costs associated with the manufacturing consolidation program announced in December 2002, and, in turn, allows them to compare the Company’s results of operations with those of other companies on a more comparable basis. The Company also believes that the use of a free cash flow measure is appropriate information because it provides investors and others with a measure of cash generated by the Company which could be available to fund on going operations, repay creditors and generate returns to shareholders.

Safe Harbor Statement

     This release contains forward-looking statements including the Company’s beliefs about its business prospects and future results of operations, including expected reduction in production costs, completion of its manufacturing transition program, growth in U.S. and international markets, effects of our customers’ inventory management programs, our ability to gain market share, category growth for disposable specialty contact lenses, the effect of expected investments in sales and marketing, planned product launches and expected sales, operating income and other results for 2004 and 2005 and the impact of the proposed acquisition of Ocular Sciences by The Cooper Companies, Inc. These statements involve risks and uncertainties. Among the important factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, effective income tax rates including the effect of the current IRS audit, the impact of competitive products and pricing, product demand both domestically and overseas, market receptiveness to new product launches, extended manufacturing difficulties and inventory transitioning, customer bad debts, currency fluctuations, changes in the anticipated earnings of the Company and other factors detailed in the Company’s filings with the Securities and Exchange Commission including recent filings of Forms 10-K and 10-Q. In addition, the factors underlying company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake any obligation to update them.

     Further, these reported earnings are also subject to the risks that the necessary government approvals to the proposed acquisition may not be obtained, that the other closing conditions to the proposed acquisition may not be satisfied, that the two companies will not be able to integrate their products, operations and business effectively, that the companies’ customers, suppliers and employees will not support the acquisition, and the other general risks of acquisitions.

About Ocular Sciences, Inc.

     Ocular Sciences, Inc. manufactures a broad line of high quality, competitively priced soft contact lenses marketed directly to eye-care practitioners. The Company’s lenses are brand and product differentiated by distribution channel, and Ocular’s unique lens technology makes thinner lenses that are easier to handle and more comfortable to wear than those of leading competitors.

(tables to follow)

Ocular Sciences, Inc.
(In thousands, except per share data)

CONSOLIDATED STATEMENTS OF INCOME

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Net sales	$83,270	$76,117	$163,893	$146,808
Cost of sales	33,883	36,278	69,311	69,492

Gross profit	49,387	39,839	94,582	77,316
Selling and marketing expenses	24,218	21,108	47,976	41,481
General and administrative expenses	8,223	7,494	15,634	14,370
Research and development expenses	2,159	1,432	4,408	3,148
Restructuring and related expenses	2,099	3,807	5,173	4,993

Income from operations	12,688	5,998	21,391	13,324
Interest expense	(98)	(126)	(258)	(318)
Interest income	117	83	259	154
Other income (expense), net	123	561	(572)	707

Income before taxes	12,830	6,516	20,820	13,867
Provision for income taxes	3,209	2,311	5,207	3,744

Net income	$9,621	$4,205	$15,613	$10,123

Net income per share (diluted)	$0.37	$0.17	$0.61	$0.42
Weighted average dilutive shares outstanding	25,825	24,134	25,609	24,014

CONSOLIDATED BALANCE SHEET DATA

	As of
	June 30,	December 31,
	2004	2003
Cash and cash equivalents	$50,721	$34,187
Total assets	406,609	399,308
Total debt	2,588	17,288
Total stockholders’ equity	334,155	301,845

NON GAAP DATA AND RECONCILIATIONS

	Three months ended		Six months ended
	June 30,		June 30,
	2004	2003	2004	2003
Operating Income:
Income from operations	$12,688	$5,998	$21,391	$13,324
Restructuring and related expenses	2,099	3,807	5,173	4,993

Operating income before restructuring and related expenses	$14,787	$9,805	$26,564	$18,317

Operating income before restructuring and related expenses as a percent of sales	17.8%	12.9%	16.2%	12.5%
Free cash flow:
Net cash provided by operating activities			$38,620	$27,997
Capital expenditures			(22,988)	(13,503)

Free cash flow			$15,632	$14,494

EPS:
Income before taxes	$12,830	$6,516	$20,820	$13,867
Restructuring and related expenses, before taxes	2,099	3,807	5,173	4,993

Income before restructuring and related expenses and taxes	14,929	10,323	25,993	18,860
Tax rate excluding restructuring and related expenses	22.0%	19.5%	22.0%	19.5%

Net income excluding restructuring and related expenses	$11,645	$8,310	$20,275	$15,182

EPS excluding restructuring and related expenses	$0.45	$0.34	$0.79	$0.63
After-tax impact of restructuring and related expenses	2,024	4,105	4,662	5,059

GAAP net income	$9,621	$4,205	$15,613	$10,123

GAAP EPS	$0.37	$0.17	$0.61	$0.42
Weighted average diluted shares outstanding	25,825	24,134	25,609	24,014